September 28, 1998




Securities and Exchange Commission
Washington, D.C.  20549

     RE:  Alanco Environmental Resources, Inc.

Gentlemen:

We confirm that the audit of Alanco Environmental Resources, Inc. is not yet completed and cannot be completed by the required filing date of September 28, 1998 without unreasonable cost and effort.

Sincerely,

/s/Hein + Associates LLP

HEIN + ASSOCIATES LLP